Exhibit 99.1

                         HARNISCHFEGER INDUSTRIES, INC.

MILWAUKEE, June 7 -- Harnischfeger Industries, Inc. (NYSE: HPH) today filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in Delaware Federal Court in an action that covers the parent company and its U.S.-based operating subsidiaries.

Chief Executive Officer John Nils Hanson said, "In light of the adverse impact of the continuing difficult global economic environment on the company's businesses, and the attendant impairment of our capital structure, we concluded that prompt and decisive action was required to preserve the company's assets and reverse its deteriorating financial condition."

In connection with its Chapter 11 filing, Harnischfeger has received commitments for debtor-in-possession financing of $750 million. "It is out goal that our businesses meet the needs of our customers and further develop our globally competitive market leadership," Hanson said. "Through the hard work and commitment of our employees and the support of our other constituencies, we will emerge from this process a stronger company."

The filing provides the company with the opportunity to better position itself for a viable future. Harnischfeger will continue to implement initiatives to streamline its cost structures in line with market requirements. "Under Chapter 11, employee payrolls will be met, the company expects to continue its benefit programs and with the debtor-in-possession financing we will have the financial strength to serve our customers and build stronger relationships with our suppliers going forward," Hanson said.


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Harnischfeger will cease interest payments on its debt, including its publicly traded debentures. At the time of the Chapter 11 filing, Harnischfeger's debt totaled approximately $1.3 billion. Losses for the first fiscal six months ended April 30 were $90.7 million.

Chairman Robert B. Hoffman said, "In the company's view, staying out of Chapter 11, given the current conditions affecting the company and its highly leveraged capital structure, could well have led to a far worse situation and potentially a greater loss of value for creditors as well as equity holders. We believe this action will give us the ability to preserve the value of the company and begin the rebuilding process for the benefit of all of our constituencies.

"We are confident that with the support of employees, suppliers, creditors and customers a successful reorganization can be achieved enabling Harnischfeger Industries, Inc. to emerge from this process as a financially healthy organization."

In addition to Harnischfeger Industries, Inc., among the U.S. operating subsidiaries included under the filing are: Joy Mining Machinery, P&H Mining Equipment and Beloit Corporation. The company's non-U.S. subsidiaries are excluded from these filings, are not expected to file and are operating with their normal business practices and financial obligations.


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Harnischfeger Industries, Inc. (NYSE: HPH) is a global company with business segments involved in the life-cycle management of equipment for underground mining (Joy Mining Machinery), surface mining (P&H Mining Equipment), and pulp and papermaking (Beloit Corporation).

All statements in this news release other than historical facts are forward-looking statements which involve risks and uncertainties and which are subject to change at any time. Such statements are based on management's expectation at the time they are made. In addition to the assumptions and other factors referred to in connection with the statements, factors set forth in the company's latest Form 10-Q filed with the Securities and Exchange Commission, among others, could cause actual results to differ materially from those contemplated.

CONTACT: John Nils Hanson, Chief Executive Officer, 414-486-6840, or James A. Chokey, Executive Vice President, Law and Government Affairs, 414-486-6844, or David A. Brukardt, Director, Investor and Corporate Relations, 414-486-6474, all of Harnischfeger Industries